Exhibit 99.1

Hubbell Incorporated Completes Acquisition of NSI Industries

Shelton, CT, June 9, 2026 (GLOBE NEWSWIRE) — Hubbell Incorporated (NYSE: HUBB) (“Hubbell”) today announced that it has completed its acquisition of NSI Industries, a leading provider of electrical fittings, connectors, components and wire management products. Hubbell financed the acquisition and related transactions with net proceeds from borrowings under a new unsecured term loan facility in an aggregate principal amount of $900 million, the issuance of $1.9 billion aggregate principal amount of senior notes and issuances of commercial paper.

NSI Industries is a leading manufacturer and supplier of over 15,000 branded electrical products that are sold to over 2,000 distributors in North America. NSI Industries includes well-respected brands such as Bridgeport fittings, Polaris connectors and Tork timers. NSI Industries is headquartered in Huntersville, North Carolina.

About Hubbell

Hubbell Incorporated is a leading manufacturer of utility and electrical solutions enabling customers to operate critical infrastructure safely, reliably and efficiently. With 2025 revenues of $5.8 billion, Hubbell solutions electrify economies and energize communities. The corporate headquarters is located in Shelton, CT.

Contact:

Dan Innamorato
Hubbell Incorporated 40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000